Ex. 99-B.8.43

SERVICES AGREEMENT

THIS AGREEMENT, made and entered into as of this first day of September, 2002 by and among ING Financial Advisors, LLC (“ING Financial”), ING Life Insurance and Annuity Company (“ING Life”) (collectively, “ING”) and Wells Fargo Funds Trust (“Wells Fargo”).

WHEREAS, Wells Fargo is an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”) with multiple series (each, a “Fund” and collectively, the “Funds”), as specified on the attached and incorporated Schedule A, as it may be amended from time to time; and

WHEREAS, ING Financial distributes shares of investment companies to certain plans under Sections 401 or 457 of the Internal Revenue Code of 1986, as amended (“Code”), custodial accounts under Section 403(b)(7) or 408 of the Code, and certain nonqualified deferred compensation arrangements (collectively, “Plans”);

WHEREAS, ING Life is an insurance company that provides various recordkeeping and other administrative services to Plans; and

WHEREAS, ING Life will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds.

NOW, THEREFORE, it is agreed as follows:

1.	Investment of Plan Assets.

ING Life represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan (“Nominee”) in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan (“Plan Representative”) upon the direction of a Plan participant or beneficiary (“Participant”). The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

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2.	Omnibus Account.

The parties agree that a single omnibus account held in the name of the Nominee shall be maintained for those Plan assets directed for investment in the Funds (“Account”). ING Life as service agent for the Plans, shall facilitate purchase and sale transactions with respect to the Account in accordance with the Agreement.

3.	Pricing Information, Orders, Settlement.

(a) Wells Fargo will make Fund shares available to be purchased by the Nominee on behalf of the Account at the net asset value applicable to each order; provided, however, that the Plans meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds’ prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Plans in such quantity and at such time determined by ING Financial or the Nominee to correspond with investment instructions received by ING Financial from Plan Representatives or Participants.

(b) Wells Fargo or its agent agrees to furnish or cause to be furnished to ING Financial for each Fund: (i) confirmed net asset value information as of the close of trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange (“Close of Trading”) on each business day that the New York Stock Exchange is open for business (“Business Day”) or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund’s name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Wells Fargo or its agent shall provide or cause to be provided to ING Financial such information by 6:30 p.m. Eastern Time.

(c) ING Financial, as agent for the Funds for the sole and limited purpose expressed herein shall receive from Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day: (i) orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee (“Instructions”), (ii) transmit to Wells Fargo or its agent such Instructions no later than 8:30 a.m. Eastern Time on the next following Business Day, and (iii) upon acceptance of any such Instructions, communicate such acceptance to the Plan Representatives or Plan Participants, as appropriate (“Confirmation”). The Business Day on which such Instructions are received in proper form by ING Financial and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions. Instructions received in proper form by ING Financial and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. ING Financial agrees that all Instructions received by ING Financial, which will be transmitted to Wells Fargo or its agent for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that previous Business Day.

(d) ING Financial will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Wells Fargo, as soon as possible, but in any event no later than 4:00 p.m. Eastern Time on the same Business Day on which such purchase orders are received by Wells Fargo or its agent in conformance with Section 3(c).

(e) Wells Fargo or its agent will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by ING Financial, as soon as possible, but in any event no later than 4:00 p.m. Eastern Time on the same Business Day on which such redemption orders are received by Wells Fargo or its agent in conformance with Section 3(c). It is understood by the parties that the normal trade processing will be through the National Securities Clearing Corporation’s Fund/SERV system as described in Section 3(f) below and in Exhibit I. The wiring deadline of 4:00 p.m. described in this Section 3(e) shall only apply to such days that the Fund/SERV system is unavailable or that ING Financial or its affiliate or Wells Fargo or its agent shall be unable to meet the NSCC deadline for the transmission of purchase or redemption orders. In the event that the Fund/SERV system is not used on any day, ING Financial shall notify Wells Fargo of its need for Wells Fargo or its agent to wire payment for redemption orders by 4:00 p.m.

(f) In lieu of applicable provisions set forth in paragraphs 3(a) through 3(e) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV System, in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement.

(g) ING Financial shall create, maintain, and preserve records required to be created, maintained, and preserved in connection with its activities hereunder, including records regarding Instructions received and notifications made under the terms of this Agreement. Records created by ING Financial in connection with its activities hereunder are the sole property of ING Financial, unless they are required to be maintained under the 1940 Act. Records required to be maintained under the 1940 Act shall be deemed to be records of the Funds, and will be preserved, maintained, and made available to the Funds in accordance with the 1940 Act and rules thereunder. Copies, or if required originals, of such records will be surrendered promptly to a Fund or Wells Fargo or its agents (or independent accountants), or government regulators upon request. ING Financial also agrees that ING Financial will permit Wells Fargo, or any duly designated representative to have reasonable access to ING Financial’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement. This Section 3(g) shall survive termination of this Agreement.

(h) ING Financial shall assume responsibility as herein described for any loss to Wells Fargo or its agent caused by a cancellation or correction made to an Instruction by a Plan Representative or Participant subsequent to the date as of which such Instruction has been received by ING Financial and originally relayed to Wells Fargo or its agent, and ING Financial will immediately pay such loss to Wells Fargo or such Fund upon ING Financial’s receipt of written notification, with supporting data.

(i) In the event adjustments are required to correct any error in the computation of the NAV of a Fund’s shares or in the distribution rate for a Fund’s shares, Wells Fargo or its agent shall notify ING as soon as possible after discovering the need for such adjustments. Notification can be made orally, but must be confirmed in writing. The letter must state for each day on which an error occurred the incorrect price or rate, the correct price or rate, and the reason for the price or rate change. If a Plan or Participant has received an amount at least $100 in excess of the amount to which it is entitled, ING, when requested by Wells Fargo or its agent, will make a good faith attempt to collect such excess amount from the Plan or Participant. In no event, however, shall ING be liable to Wells Fargo or a Fund for any such amount.

If a Plan or Participant has received less than the amount to which it is entitled by reason of a pricing error, Wells Fargo shall treat the Plan or Participant the same as it treats shareholders that hold Fund shares directly with the Fund. The Fund shall make adjustments pursuant to the Fund’s NAV Error Correction Policy and shall adjust the number of shares owned in the Plan and distribute to ING the amount of the underpayment, if necessary. ING will credit the appropriate amount of such payment to the Plan or Participant. In addition, Wells Fargo or its agent will make a good faith effort to share with ING the systems and out of pocket costs incurred by ING in making a Plan’s or a Participant’s account whole, if such costs or expenses are a result of the Fund’s failure to provide timely or correct net asset values, dividend and capital gains or financial information and if such information is not corrected by 4:00 p.m. Eastern Time on the next business day after releasing such incorrect information provided the incorrect NAV as well as the correct NAV for each day that the error occurred is provided. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Plan’s or a Participant’s account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

(j) Each party shall notify the other of any errors or omissions in any information, including net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. ING Financial and Wells Fargo agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this Agreement.

4.	Servicing Fees.

The provision of shareholder and administrative services to the Plans shall be the responsibility of ING Financial, ING Life or the Nominee and shall not be the responsibility of Wells Fargo. The Nominee will be recognized as the sole shareholder of

Fund shares purchased under this Agreement. Wells Fargo shall not pay any servicing fees to ING Financial, ING Life or the Nominee for the services provided under this Agreement.

5.	Reports and Proxies.

Wells Fargo shall make available for reimbursement certain out-of-pocket expenses ING Life incurs in connection with providing shareholder services to the Plans. These expenses include actual postage paid by ING Life in connection with mailing updated prospectuses, supplements and financial reports to Plan Representatives or Participants for which ING Life provides shareholder services hereunder, and all out-of-pocket expenses incurred by ING Life associated with the mailing of proxies for the Funds. Wells Fargo or its agent will provide ING with the number of prospectuses, proxy statements and periodic shareholder reports and such other information with respect to the Funds as ING may reasonably request. Wells Fargo or its agent shall notify ING regarding planned shareholder meetings and proxy votes as soon as practicable and will use its best efforts to provide such notice at least 14 days prior to the record date established for the shareholder meeting. Except as otherwise agreed in writing, ING shall bear all expenses incidental to the performance of the services described herein.

6.	Privacy.

Each party has adopted a privacy policy that meets the requirements of any laws and regulations applicable to it, such as, for instance, Regulation S-P and the Gramm-Leach-Bliley Act (collectively, “governing privacy laws”) and agrees that it will carry out all activities relating to this Agreement in conformance with its privacy policies and governing privacy laws. Without limiting the generality of the foregoing sentence, and notwithstanding any other provision of this Agreement, each party agrees that any Personally Identifiable Information, as such term is defined under governing privacy laws, disclosed by a party hereunder, is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with its privacy policies and governing privacy laws and that it will not disclose any Personally Identifiable Information received in connection with this Agreement to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by its privacy policies and governing privacy laws.

7.	Termination.

This Agreement shall terminate as to the maintenance of the Account:

(a) At the option of either ING or Wells Fargo upon sixty (60) days advance written notice to the other parties;

(b) At the option of ING, if shares of the Funds are not available for any reason to meet the investment requirements of the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

(c) At the option of either ING Financial or Wells Fargo, upon institution of formal disciplinary or investigative proceedings against ING Financial, Wells Fargo or the Funds by the National Association of Securities Dealers, Inc. (“NASD”), SEC, or any other regulatory body;

(d) At the option of Wells Fargo, if Wells Fargo shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement;

(e) At the option of ING, upon termination of the Management Agreement between the Fund and Adviser; written notice of such termination shall be promptly furnished to ING;

(f) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that any party may assign, without consent of the other parties, their respective duties and responsibilities under this Agreement to any of their affiliates, and provided, further, that ING Financial or ING Life may enter into subcontracts with other dealers for the solicitation of sales of shares of the Funds without the consent of Wells Fargo, or

(g) If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

8.	Continuation of Agreement.

Termination as the result of any cause listed in Section 7 hereof shall not affect the Funds’ respective obligations to continue to maintain the Account as an investment option for Plans electing to invest in the Funds prior to the termination of this Agreement.

9.	Advertising and Related Materials.

(a) Advertising and literature with respect to the Funds prepared by ING Financial or the Nominee or its agents for use in marketing shares of the Funds to the Plans (except any material that simply lists the Funds’ names) shall be submitted to Wells Fargo or its agent for review and approval before such material is used with the general public or any Plan, Plan Representative, or Participant. Wells Fargo or its agent shall advise the submitting party in writing within five (5) Business Days of receipt of such materials of its approval or disapproval of such materials.

(b) Wells Fargo or its agent will provide to ING at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities.

(c) Wells Fargo or its agent will provide via Excel spreadsheet diskette format or in electronic transmission to ING at least quarterly portfolio information necessary to update Fund profiles with seven business days following the end of each quarter.

10.	Proxy Voting.

ING or the Nominee will distribute to Plan Representatives or Participants all proxy materials furnished by Wells Fargo or its agent for the Funds. ING and the Nominee shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

11.	Indemnification.

(a) ING agrees to indemnify and hold harmless Wells Fargo and each of its trustees, directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933 (“1933 Act”) against any losses, claims, damages or liabilities to which Wells Fargo or any such trustee, director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by ING under this Agreement, or (ii) result from a breach of a material provision of this Agreement. ING will reimburse any legal or other expenses reasonably incurred by Wells Fargo or the Funds or any such trustee, director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Wells Fargo or any such trustee, director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

(b) Wells Fargo agrees to indemnify and hold harmless each of ING Financial and ING Life, the Nominee and each of their directors, officers, employees, agents and each person, if any, who controls ING Financial and ING Life and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ING Financial or ING Life, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this Agreement. Wells Fargo will reimburse any legal or other expenses reasonably incurred by ING Financial or ING Life, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING Financial or ING Life, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

(c)      Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

12.	Representations and Warranties.

(a) Representations of ING Life. ING Life represents and warrants:

(i) that it (1) is a life insurance company organized under the laws of the State of Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

(b)	Representations of ING Financial. ING Financial represents and warrants:

(i) that it (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

(ii) that it (1) is a limited liability company duly organized under the laws of the State of Delaware , (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

(iii) that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants; and

(iv) that it will not, without the written consent of Wells Fargo, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature approved by either the Fund or Wells Fargo.

(c) Representations of Wells Fargo. Wells Fargo represents and warrants:

(i) that the Funds (1) are in good standing under the laws of the various states(2) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

(ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

(iii) that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Wells Fargo or its agent will notify ING immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

(iv) that Wells Fargo (1) is a Delaware business trust, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement

13.	Governing Law.

This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of Connecticut without giving effect to its conflict of laws principles.

14.	Miscellaneous.

(a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING Financial/ING Life:

ING Financial Advisers, LLC/ING Life Insurance and Annuity Company
151 Farmington Avenue
Hartford, CT 06156
Attention: Julie E. Rockmore, Counsel
(860) 273-4686

To Wells Fargo:

Wells Fargo Funds Trust
525 Market Street, 12th Floor
San Francisco, CA 94105
Attention: C. David Messman
(415) 222-1140
Secretary

Any notice, demand or other communication given in a manner prescribed in this Subsection (b) shall be deemed to have been delivered on receipt.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(e) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

                IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND
ANNUITY COMPANY

By         Laurie M. Tillinghast

Name Laurie M. Tillinghast
Title Vice President

ING FINANCIAL ADVISERS, LLC

By         Brian Haendiges

Name Brian Haendiges
Title Vice President

WELLS FARGO FUNDS TRUST

By         C. David Messman

Name: C. David Messman

Title: Secretary

SCHEDULE A

LIST OF FUNDS

1. Asset Allocation Fund
2. California Limited Term Tax-Free Fund
3. California Tax-Free Fund
4. California Tax-Free Money Market Fund
5. California Tax-Free Money Market Trust
6. Cash Investment Money Market Fund
7. Colorado Tax-Free Fund
8. Diversified Bond Fund
9. Diversified Equity Fund
10. Diversified Small Cap Fund
11. Equity Income Fund
12. Equity Index Fund
13. Equity Value Fund
14. Government Institutional Money Market Fund
15. Government Money Market Fund
16. Growth Balanced Fund
17. Growth Equity Fund
18. Growth Fund
19. Income Fund
20. Income Plus Fund
21. Index Allocation Fund
22. Index Fund
23. Intermediate Government Income Fund
24. International Equity Fund
25. Large Cap Appreciation Fund
26. Large Company Growth Fund
27. Limited Term Government Income Fund
28. Liquidity Reserve Money Market Fund
29. Mid Cap Growth Fund
30. Minnesota Money Market Fund
31. Minnesota Tax-Free Fund
32. Moderate Balanced Fund
33. Money Market Fund
34. Money Market Trust
35. National Limited Term Tax-Free Fund
36. National Tax-Free Fund
37. National Tax-Free Institutional Money Market Fund
38. National Tax-Free Money Market Fund
39. National Tax-Free Money Market Trust
40. Nebraska Tax-Free Fund
41. OTC Growth Fund
42. Outlook Today Fund
43. Outlook 2010 Fund
44. Outlook 2020 Fund

45. Outlook 2030 Fund
46. Outlook 2040 Fund
47. Overland Express Sweep Fund
48. Prime Investment Institutional Money Market Fund
49. Prime Investment Money Market Fund
50. SIFE Specialized Financial Services Fund
51. Small Cap Growth Fund
52. Small Cap Opportunities Fund
53. Small Company Growth Fund
54. Small Company Value Fund
55. Specialized Health Sciences Fund
56. Specialized Technology Fund
57. Stable Income Fund
58. Strategic Growth Allocation Fund
59. Strategic Income Fund
60. Tactical Maturity Bond Fund
61. Treasury Plus Institutional Money Market Fund
62. Treasury Plus Money Market Fund
63. WealthBuilder Growth and Income Portfolio
64. WealthBuilder Growth Balanced Portfolio
65. WealthBuilder Growth Portfolio
66. 100% Treasury Money Market Fund

EXHIBIT I

To

SERVICES AGREEMENT

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1.             As provided in Section 3(f) of the Services Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation (“NSCC”) and its subsidiary systems as follows:

(a)

Wells Fargo or its agent will furnish to ING Financial or its affiliate through NSCC’s Mutual Fund Profile System (“MFPS”) (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to ING Financial or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a “Business Day”) or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and ING Financial or its affiliate.

(b)

Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”) on each Business Day (“Instructions”), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING Financial or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by ING Financial or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) by 5:00 a.m. Eastern Time on the next Business Day. Subject to ING Financials or its affiliate’s compliance with the foregoing, ING Financial or its affiliate will be considered the agent of Wells Fargo for the sole and limited purpose described herein, and the Business Day on which Instructions are received by ING Financial or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by ING Financial or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund’s then current prospectuses.

(c)	ING Financial or its affiliate will wire payment for net purchase orders by the Fund’s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate no later than 5:00 p.m. Eastern Time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d)

NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund’s prospectus and statement of additional information.

(e)

With respect to (c) or (d) above, if Wells Fargo or its agent does not send a confirmation of ING Financial’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)

If on any day ING Financial or its affiliate or Wells Fargo or its agent is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Wells Fargo or to ING Financial or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g)

These procedures are subject to any additional terms in each Fund’s prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.        ING Financial or its affiliate, Wells Fargo or its agent and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3.        Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.